RBC FUNDS TRUST
Semi-Annual Exhibit to Item 77Q1(e)
Copies of Any New or Amended Registrant Investment Advisory
Contracts
1.  On October 1, 2014, the Master Investment Advisory
Agreement between RBC Funds Trust and RBC Global Asset
Management (U.S.) Inc. dated September 1, 2011 was amended
(the "Amendment") to include the RBC Small Cap Value Fund,
RBC BlueBay Total Return Credit Fund, RBC BlueBay Emerging
Market Unconstrained Fixed Income Fund, RBC Global
Opportunities Fund and RBC International Opportunities
Fund. A copy of the Amendment is incorporated by reference to Exhibit (d)(8)(ii) of Post-Effective Amendment No. 77 to the Registration Statement filed with the SEC via EDGAR on November 26, 2014. (Accession No. 0000897101-14-001739).

2. On October 1, 2014, the Investment Sub-Advisory Agreement between RBC Global Asset Management (U.S.) Inc. (the "Adviser") and BlueBay Asset Management LLP and BlueBay
Asset Management USA LLC dated November 27, 2013 was amended (the "Amendment") to include the RBC BlueBay Total Return Credit Fund and RBC Emerging Market Unconstrained Fixed Income Fund. A copy of the Amendment is incorporated by reference to Exhibit (d)(12)(i) of Post-Effective Amendment No. 77 to the Registration Statement filed with the SEC via EDGAR on November 26, 2014. (Accession No. 0000897101-14-001739).